Exhibit 4.28

WARRANT AGREEMENT SECOND AMENDMENT

THIS WARRANT AGREEMENT SECOND AMENDMENT (the “Agreement”) is made as of September 8, 2026.

BETWEEN:	GENERAL FUSION GROUP LTD., a British Columbia limited company (the “Company”)

AND:	ODYSSEY TRANSFER AND TRUST COMPANY, a Minnesota corporation (“Warrant Agent”)

WHEREAS by a Warrant Agreement made on September 3, 2025, as amended by that certain Warrant Agreement Amendment, dated July 10, 2026, among the Company, Warrant Agent and Continental Stock Transfer and Trust Company (as amended, the “Warrant Agreement”), provision was made for the issue of warrants, subject to the terms and conditions contained in the Warrant Agreement (capitalized terms used but not defined herein shall have the meanings set forth in the Warrant Agreement);

AND WHEREAS the parties wish to execute this Agreement for the purpose of providing for the conversion of the Private Placement Warrants and Working Capital Warrants into Public Warrants once such Private Placement Warrants and Working Capital Warrants are transferred to a party other than a Permitted Transferee (as defined below); and

AND WHEREAS, pursuant to Section 9.8(iv) of the Warrant Agreement, the parties may amend the Warrant Agreement for the purposes described herein without the approval of any Registered Holders.

NOW THEREFORE This agreement witnesses that in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties covenant and agree as follows:

1.	Amendment of the Warrant Agreement. The parties hereby amend, effective as of the date first written above, the Warrant Agreement as provided in this Section 1.
1.1.	Private Placement Warrants and Working Capital Warrants. Section 2.6 of the Warrant Agreement is amended in its entirety as follows:

“Private Placement Warrants and Working Capital Warrants. The Private Placement Warrants and the Working Capital Warrants shall be identical to the Public Warrants, except that so long as they are held by the Sponsor, a Representative, or a Permitted Transferee: (i) the Private Placement Warrants and the Working Capital Warrants may be exercised for cash or on a “cashless basis,” pursuant to subsection 3.3.1(b) hereof, (ii) the Private Placement Warrants, the Working Capital Warrants and the Class A Ordinary Shares issuable upon exercise of the Private Placement Warrants and the Working Capital Warrants may be subject to certain transfer restrictions contained in the letter agreement by and among the Company, the Sponsor and the other parties thereto, as amended from time to time, (iii) the Private Placement Warrants and the Working Capital Warrants shall not be redeemable by the Company pursuant to Section 6.1 hereof and (iv) the holders of the Private Placement Warrants and the Working Capital Warrants (including the Class A Ordinary Shares issuable upon exercise of such warrants) may be entitled to certain registration rights.

For purposes of this Section 2.6, a “Permitted Transferee” shall mean (a) any officer, director, general partner, limited partner, shareholder, member, or owner of similar equity interests in the Sponsor or a Representative or (b) any affiliate of the Sponsor or a Representative or the immediate family (for purposes of this Agreement, “immediate family” shall mean with respect to any natural person, any of the following: such person’s spouse, the siblings of such person and his or her spouse, and the direct descendants and ascendants (including adopted and step children and parents) of such person and his or her spouses and siblings) of such affiliate.”

1.2.	Certain References.
a.	References to Class A Ordinary Shares. All references to Class A Ordinary Shares shall mean common shares, without par value, of the Company.
b.	References to amended and restated memorandum and articles of association. All references to amended and restated memorandum and articles of association shall mean the Articles of the Company.
2.	Each party hereto agrees to execute and deliver all such documents and instruments and do such other acts as may be necessary or advisable to give effect to the terms hereof.
3.

This Agreement is supplemental to the Warrant Agreement and shall be read in conjunction therewith.  Except only insofar as the same may be inconsistent with the express provisions of this Agreement, all provisions of the Warrant Agreement shall apply to and shall have effect in the same manner as if they and the provisions of this Agreement were contained in one instrument.

4.	The validity, interpretation, and performance of this Agreement and of the Warrants shall be governed in all respects by the laws of the State of New York.
5.

This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Agreement transmitted electronically shall have the same authority, effect and enforceability as an original signature.

6.	This Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors and permitted assigns.

[Signature page follows.]

In witness whereof, this Agreement has been duly executed by the parties hereto as of the date first above written.

GENERAL FUSION GROUP LTD.

By:	/s/ Greg Twinney

Name:	Greg Twinney
Title:	Chief Executive Officer

ODYSSEY TRANSFER AND TRUST COMPANY

By:	/s/ Rebecca Paulsen

Name:	Rebecca Paulsen
Title:	President